EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-59161, No. 33-62897, No. 333-59009, No. 333-121638 and No. 333-122316), Registration Statement on Form S-4 (No. 333-122317) and in the Registration Statements on Form S-8 (No. 33-59783, No. 333-06977, No. 333-06989, No. 333-78429, No. 333-62382 and No. 333-88476) of Ryerson Inc. of our reports dated March 9, 2007, with respect to the consolidated financial statements and schedule of Ryerson Inc., Ryerson Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ryerson Inc., included in this Annual Report (Form 10-K) of Ryerson Inc. for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Chicago, Illinois March 9, 2007